Exhibit 3.7

C & G INVESTMENTS, LLC

OPERATING AGREEMENT

TABLE OF CONTENTS

ARTICLE I MEMBERS		1
1.1	Members.	1

ARTICLE II CAPITAL CONTRIBUTIONS		1
2.1	Contributions.	1
2.2	Return of Contributions.	1
ARTICLE III ALLOCATIONS AND DISTRIBUTIONS		1
3.1	Allocations.	1
3.2	Distributions.	2

ARTICLE IV MANAGEMENT		2
4.1	Numbers of Managers; Management by Managers.	2
4.2	Election; Resignation.	2
4.3	Vacancy.	2
4.4	Change of Number.	2
4.5	Removal.	2
4.6	Annual Meetings.	2
4.7	Special Meetings.	3
4.8	Quorum.	3
4.9	Majority Vote.	3
4.10	Committees.	3
4.11	Written Consent.	3
4.12	Compensation.	3

ARTICLE V MEETINGS OF MEMBERS		4
5.1	Annual Meeting.	4
5.2	Special Meetings.	4
5.3	Location of Meetings.	4
5.4	Notice.	4
5.5	Waiver of Notice.	4
5.6	Quorum.	5
5.7	Majority Vote.	5
5.8	Voting Rights.	5
5.9	Written Consent.	5

ARTICLE VI OFFICERS		5
6.1	Officers.	5
6.2	Terms.	6

1

ARTICLE VII RESTRICTION ON ASSIGNABILITY OF INTERESTS AND WITHDRAWAL		6
7.1	Permitted Assignments.	6
7.2	Admission of Assignees as Members.	6
7.3	Withdrawal.	6

ARTICLE VIII DISSOLUTION, LIQUIDATION, AND TERMINATION		6
8.1	Dissolution.	6
8.2	Liquidation and Termination.	7
8.3	Deficit Capital Accounts.	7
8.4	Certificate of Cancellation.	7

ARTICLE IX TAXES		7

ARTICLE X INDEMNIFICATION		7

ARTICLE XI GENERAL PROVISIONS		7
11.1	Unit Certificates.	8
11.2	Entire Agreement; Amendments.	8
11.3	Binding Effect.	8
11.4	Governing Law; Severability.	8
11.5	Further Assurances.	8
11.6	Indemnification.	8
11.7	Counterparts.	9
11.8	Arbitration.	9

ARTICLE XII DEFINITIONS		9
12.1	Definitions.	9
12.2	Construction.	10

2

C & G INVESTMENTS, LLC

OPERATING AGREEMENT

The sole member of C & G Investments, LLC (the “company”) has adopted this agreement as of October 27, 2004.

ARTICLE I

MEMBERS

1.1 Members. The sole member of the company is SSP Partners.

ARTICLE II

CAPITAL CONTRIBUTIONS

2.1 Contributions. Each member shall contribute to the company only such money or property as such member shall agree to contribute.

2.2 Return of Contributions. The company shall not be required to return a capital contribution to a member, except to the extent the law or this agreement requires the company to do so.

ARTICLE III

ALLOCATIONS AND DISTRIBUTIONS

3.1 Allocations. The company shall maintain capital accounts for the members.

(a) All items of income, gain, loss, deduction, and credit of the company shall be allocated among the members in accordance with their relative holdings of Units.

(b) All items of income, gain, loss, deduction, and credit allocable to any Units that are transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each of them owned those Units, without regard to the results of company operations during any particular portion of that calendar year, and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year.

3.2 Distributions. From time to time, the managers may cause the company to distribute cash or other property to the members. Distributions shall be made pro rata, in accordance with the members’ relative holdings of Units.

ARTICLE IV

MANAGEMENT

4.1 Numbers of Managers; Management by Managers. The company shall have one manager. The company’s initial manager is E.V. Bonner, Jr. The managers shall have the same powers and duties with respect to the company as directors of a corporation have with respect to the corporation. The officers of the company shall be responsible for the day-to-day operations of the company. No manager or member, as such, shall have any authority to take any action on behalf of the company unless he has been authorized to do so by an act of the members.

4.2 Election; Resignation. The managers shall be elected by a plurality of the votes cast by the members. Each manager elected shall serve until his successor is elected. A manager may resign at any time.

4.3 Vacancy. Any vacancy in a manager’s position shall be filled by a vote of a plurality of the votes cast by the members. A manager elected to fill a vacancy shall serve until his successor is elected.

4.4 Change of Number. The number of managers may be changed at any time by the members, but a decrease in number shall not have the effect of shortening the term of any incumbent manager. The members shall be responsible for electing a manager to fill any manager position created by an increase in the number of managers.

4.5 Removal. The members may remove a manager with or without cause at any time. A manager may only be removed by vote of a majority of the votes cast.

4.6 Annual Meetings. The annual meeting of the newly elected managers shall be held without notice, immediately following the annual meeting of members, and at the same place. At annual meetings, the managers may vote on any matter on which a manager requests that a vote be taken.

4.7 Special Meetings. The president or any manager may call special meetings of the managers. The person calling the meeting may fix any place for holding the meeting. The person calling the meeting shall give notice of the meeting to each manager at least three days before the date of the meeting, in writing. The purpose of the meeting is not required to be specified in the notice of the meeting except as may be otherwise required by law, the Certificate of Formation or this agreement. At special meetings, the managers may vote on any matter on which a manager requests that a vote be taken.

4.8 Quorum. A majority of the managers must be present to constitute a quorum for action, except as otherwise required by law, the Certificate of Formation, or this agreement. If a quorum is not present at a meeting, the managers who are present may adjourn the meeting. The president shall give all managers notice of the reconvening of any adjourned meeting in the manner provided herein for the calling of a special meeting.

4.9 Majority Vote. If a quorum is present at any meeting, the vote of a majority of the managers present shall decide any matter brought before such meeting, unless the question is one upon which a different vote is required by law, by the Certificate of Formation, or by this agreement.

4.10 Committees. The managers may designate committees to act on the managers’ behalf. Each committee shall have such powers as the managers may specify, subject to any restrictions imposed by the Act. The managers shall have the power at any time to change the number and members of any committee, and to fill vacancies and discharge any committee or any particular member. The requirements of this Article which govern the managers shall also apply to committees and their members.

4.11 Written Consent. Any action required or permitted to be taken at a meeting of the managers or any committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by at least the minimum number of managers or committee members necessary to take action at a meeting at which all managers or committee members were present and voted.

4.12 Compensation. The managers shall be paid reasonable compensation for managing the affairs of the company. The company shall reimburse the manager for any reasonable out of pocket expenses incurred by the manager on behalf of the company.

ARTICLE V

MEETINGS OF MEMBERS

5.1 Annual Meeting. The members shall hold annual meetings. The managers shall determine the day each year on which the annual meeting will be held. At annual meetings, the members shall elect managers, and may vote on any other matter on which a member requests that a vote be taken.

5.2 Special Meetings. The president of the company may call special meetings of the members. The president shall call a special meeting if members owning one-tenth of all the Units or a majority of the managers request a special meeting in writing, stating the purposes of the proposed meeting. Business transacted at a special meeting shall be limited to the purposes stated in the notice of the meeting.

5.3 Location of Meetings. Unless a particular notice states otherwise, the members shall hold their meetings at the company’s principal office.

5.4 Notice. The president shall give each member written notice of each meeting. The notice shall state the place, day and hour of each meeting. In the case of a special meeting, the notice shall state the purposes for which the meeting is called. The president shall cause the notice to be delivered to the members not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, at their addresses on the company’s books. Notice by mail shall be deemed to be given three days after it is deposited in the United States mail, postage paid.

5.5 Waiver of Notice. If a member signs a written waiver of notice (regardless of when the waiver is signed), the member shall be deemed to have received proper notice. If a member attends or participates at a meeting, the member shall be deemed to have waived notice of the meeting, unless the member attends or participates for the express purpose of objecting to the transaction of a business on the grounds that the meeting is not lawfully called or convened.

5.6 Quorum. The holders of a majority of the Units must be present in person or represented by proxy to constitute a quorum for action, except as otherwise required by law, by the Certificate of Formation, or by this agreement. Once a Unit is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting until the meeting is adjourned. If, however, a quorum does not exist, the members who are present in person or represented by proxy shall have the power to adjourn the meeting. The president shall give all members notice of the reconvening of any adjourned meeting, in the manner required for the calling of a special meeting.

5.7 Majority Vote. If a quorum is present at a meeting, the vote of the holders of a majority of the Units present in person or represented by proxy shall decide any matter brought before the meeting, unless the question is one upon which a different vote is required by law, by the Certificate of Formation, or by this agreement.

5.8 Voting Rights. Each Unit shall be entitled to one vote on each matter submitted to a vote. A member may vote either in person or by written proxy executed by the member or his duly authorized attorney. At each election of managers, members shall be entitled to cumulate their votes by giving one candidate as many votes as the number of such managers multiplied by their respective shares shall equal, or by distributing such votes on the same principle among any number of such candidates.

5.9 Written Consent. Any action required or permitted to be taken at a meeting of the members may be taken without a meeting, without prior notice, and without a vote, if one or more consents in writing, setting forth the action so taken, shall be signed by members having not fewer than the minimum number of votes that would be necessary to take the action at a meeting at which all members were present and voted.

ARTICLE VI

OFFICERS

6.1 Officers. The managers may appoint a president and a secretary of the company, and may also appoint other officers. If appointed, the officers shall be responsible for the day-to-day operation of the company. Each officer shall have the powers and responsibilities normally associated with his office, and such other powers and responsibilities as the managers may designate. An officer is not required to be a member or a manager. A person may hold more than one office.

6.2 Terms. Each officer shall hold office until the managers appoint a successor for that officer. The managers shall fill any vacancy in any office. The managers may remove any officer at any time, with or without cause. If the managers remove an officer, the removal shall not affect any contract rights the officer has. The appointment of a person as an officer shall not of itself create contract rights.

ARTICLE VII

RESTRICTION ON ASSIGNABILITY OF INTERESTS

AND WITHDRAWAL

7.1 Permitted Assignments. A member may not make any Disposition of his Membership Interest in whole or part without the written consent of a majority of the managers, which may be withheld in their sole discretion. A permitted Disposition shall not of itself substitute the assignee as member or entitle the assignee to participate in the management of the company. Such assignee shall be only entitled to receive, to the extent assigned, the distributions the assigning member would otherwise be entitled to.

7.2 Admission of Assignees as Members. An assignee shall not be admitted as a member unless a majority of the managers consent thereto in writing. Such consent may be withheld in the managers’ sole discretion. As a condition of such consent, the managers may require a substitute member to pay the legal and other costs incurred by the company in effecting his admission.

7.3 Withdrawal. Except as provided in this agreement, a member does not have the right or power to withdraw from the company as a member. A member may withdraw from the company by delivering a letter to the company, signed by him, notifying the company that he is withdrawing from the company and assigning his entire Membership Interest to the company. A member will not receive any consideration for such an assignment.

ARTICLE VIII

DISSOLUTION, LIQUIDATION, AND TERMINATION

8.1 Dissolution. The company shall dissolve, and its affairs shall be wound up, only upon the first to occur of the following:

(a) the written unanimous consent of all the members; or

(b) entry of a decree of judicial dissolution of the company under Section 18-802 of the Act.

8.2 Liquidation and Termination. If the company is dissolved, the managers shall appoint a liquidator. The liquidator shall proceed diligently to wind up the affairs of the company in the manner set forth in the Act. Until the company’s affairs are wound up, the liquidator shall manage the company with all of the power and authority of the managers.

8.3 Deficit Capital Accounts. Notwithstanding anything to the contrary in this agreement, and notwithstanding any custom or rule of law to the contrary, no member shall ever be obligated to restore any deficit in his capital account.

8.4 Certificate of Cancellation. Once the company’s assets have been applied and distributed as required by law and this agreement, the managers shall file a Certificate of Cancellation with the Delaware Secretary of State, and take such other actions as may be necessary to terminate the company.

ARTICLE IX

TAXES

The managers shall cause all company tax returns to be prepared and filed with the proper authorities. Each member shall furnish to the company all information it has that is necessary to enable the company’s income tax returns to be prepared and filed.

ARTICLE X

INDEMNIFICATION

The company shall indemnify any person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a manager, officer, or member of the company, to the maximum extent permitted by the DGCL, as if the company was a corporation and the person was a director. This right to indemnification shall include the right to be paid by the company the expenses incurred in defending any such proceeding in advance of its final disposition.

ARTICLE XI

GENERAL PROVISIONS

11.1 Unit Certificates. The Units may be represented by certificates, if the managers so elect.

11.2 Entire Agreement; Amendments. This agreement constitutes the members’ entire agreement relating to the company, and supersedes all prior agreements with respect to the company, whether oral or written. Notwithstanding any other provision of this agreement, the vote of members holding a majority of the Units is required to amend the Certificate of Formation or this agreement.

11.3 Binding Effect. Subject to the restrictions in this agreement on Dispositions of Units, this agreement is binding on and inure to the benefit of the members and their respective heirs, legal representatives, successors, and assigns.

11.4 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this agreement and (a) any provision of the Certificate of Formation, or (b) any mandatory provision of the Act or (to the extent those statutes are incorporated into the Act) the applicable provision of the Certificate of Formation or the Act shall control. If any provision of this agreement or the application of this agreement to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this agreement and the application of that provision to other persons or circumstances shall not be affected, and that provision shall be enforced to the greatest extent permitted by law.

11.5 Further Assurances. Each member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this agreement and the transactions contemplated by this agreement.

11.6 Indemnification. To the fullest extent permitted by law, each member shall indemnify the company, each manager and each other member and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorney’s fees) they may incur on account of any breach by that member of this agreement.

11.7 Counterparts. This agreement may be executed in any number of counterparts, with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

11.8 Arbitration. All claims, disputes, and other matters in question among the members or any member and the company arising out of or relating to the company’s affairs shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, unless the parties mutually agree otherwise. Notice of demand for arbitration shall be filed in writing with the other parties and with the American Arbitration Association. The demand shall be made within a reasonable time after the claim, dispute, or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute, or other matter in question would be barred by the statute of limitations. The award rendered by the arbitrator shall be final and judgment upon such award may be entered in accordance with applicable law in any court having jurisdiction thereof. This agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

ARTICLE XII

DEFINITIONS

12.1 Definitions. As used in this agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“DGCL” means the Delaware General Corporation Law and any successor statute, as amended from time to time.

“Dispose,” “Disposed,” “Disposing,” or “Disposition” means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance (including, without limitation, by operation of law).

“Membership Interest” means the interest of a member in the company, including all rights and obligations pertaining to the Membership Interest.

“Units” means units of Membership Interest in the company. The initial member shall have 1,000 Units.

Terms not otherwise defined in this agreement that are defined in the Act have the meanings given them in the Act.

12.2 Construction. Whenever the context requires, the gender of all words used in this agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this agreement, and all references to Exhibits are to Exhibits attached to this agreement, each of which is made a part of this agreement for all purposes.

Dated as of October 27, 2004.

SSP PARTNERS, Member

By:	/s/ E.V. Bonner, Jr.
Name:	E.V. Bonner, Jr.
Title:	Executive V.P.